Exhibit 99.1

Contact: Don M. Gibson                    For Immediate Release
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES
                         A 29% INCREASE IN EARNINGS PER SHARE

SPRINGFIELD, MO - (January 13, 2005) - Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company for Guaranty Bank (the "Company"), today announced the following highlights for its year ended December 31, 2004:

2004 Financial Highlights

•	Earnings per share increase 29% over prior year
•	Net earnings increase $1M, or 31% over prior year
•	Net interest income increases 15% over prior year
•	Net interest margin increases 16 basis points over prior year to 3.09%
•	Assets increase $54M, or 14% over prior year
•	Loans increase $60M, or 18% over prior year
•	Deposits increase $59M, or 25% over prior year

The Company also announced earnings for the fourth quarter ended December 31, 2004 were $0.41 per share, ($1,145,000), up from the $0.15 per share ($423,000) the Company earned during the same quarter in the prior year. This represents a 173% increase in quarterly earnings per share.

Earnings for the twelve months ended December 31, 2004 were $1.53 per share, ($4,284,000), up from the $1.19 per share ($3,315,000) the Company earned during the same period in the prior year. This represents a 29% increase in earnings per share compared to the same period one year ago.

In the fourth quarter of 2003, the Bank established a loan loss reserve for a group of approximately 150 loans totaling approximately $9.0 million. This reduced earnings for that quarter by approximately $500,000, from $0.33 per share to $0.15 per share. There is currently an outstanding balance of approximately $4.5 million in this group of loans. The bank believes it has adequately reserved for this group of loans.

The Company announced a plan to repurchase 300,000 shares of common stock on November 22, 2002. To date the Company has repurchased 116,088 shares of common stock under this plan at an average cost of $18.36 per share.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as "anticipates," "estimates," "believes," "expects," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Guaranty Federal Bancshares, Inc. has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri, and has seven branches and 20 ATM locations located in Greene and Christian Counties. In addition Guaranty Bank is a member of the Privileged Status ATM network, which provides its customers surcharge free access to over 60 area ATMs and over 1,000 ATMs nationwide.

Financial Highlights:
	Quarter ended		Year ended
Operating Data:	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03
	(Dollar amounts are in thousands, except per share data)

Total interest income	$5,634	4,849	20,539	20,337
Total interest expense	2,337	2,165	8,446	9,850
Provision for loan losses	225	950	864	1,567
Net interest income after
provision for loan losses	3,072	1,734	11,229	8,920
Noninterest income	932	858	3,616	4,025
Noninterest expense	2,082	1,999	8,248	8,113

Income before income tax	1,922	593	6,597	4,832
Income tax expense	777	170	2,313	1,517

Net income	$1,145	423	4,284	3,315
Net income per share-basic	$0.41	$0.15	$1.53	$1.19
Net income per share-diluted	$0.39	$0.15	$1.47	$1.17

Annualized return on average assets	1.04%	0.45%	1.04%	0.88%
Annualized return on average equity	11.11%	4.42%	10.74%	8.87%
Net interest margin	3.16%	3.02%	3.09%	2.93%

	As of	As of
Financial Condition Data:	31-Dec-04	31-Dec-03

Cash and cash equivalents	$15,896	$22,657
Investments	16,407	16,731
Loans, net of allowance for loan losses	392,333	332,130
12/31/2004 - $4,537; 12/31/2003 - $3,886
Other assets	15,961	15,239
Total Assets	$440,597	$386,757

Deposits	$296,388	$237,131
FHLB advances	100,000	108,837
Other liabilities	3,436	2,811
Total liabilities	$399,824	$348,779
Stockholder's equity	40,773	37,978
Total liabilities and stockholder equity	$440,597	$386,757

Book value per share	$14.45	$13.62

Non performing assets	$1,007	$749